Mail Stop 3561

November 15, 2005

Ms. Carol M. Herndon
Chief Accounting Officer
Delhaize America, Inc.
P.O. Box 1330
2110 Executive Drive
Salisbury, NC 28145-1330

		RE:	Delhaize America, Inc.
			Form 10-K for Fiscal Year Ended January 1, 2005
			Filed April 1, 2005
			Form 10-Q for Quarterly Period Ended April 1, 2005 Form 10-Q for Quarterly Period Ended July 2, 2005 File No. 000-06080

Dear Ms. Herndon:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									George F. Ohsiek, Jr.
									Branch Chief